Exhibit 99.03

Governance and Nominating Committee Charter

Purpose

The purpose of the Governance and Nominating Committee (Committee) is to:

●	Assist the Board of Directors (Board) by identifying individuals qualified to become Board members, consistent with criteria approved by the Board.
●	Assist the Board CEO succession planning including: identifying qualified individuals, consistent with the criteria approved by the Board.
●	Recommend for the Board’s approval the slate of nominees to be proposed by the Board to stockholders for election to the Board.
●	Develop, update as necessary and recommend to the Board the governance principles applicable to Curative Biotechnology.
●	Recommend to the Board the directors who will serve on each committee of the Board.

Appointment, Membership and Organization

The Committee will be made up of no fewer than two (2) independent members. The Board approves: (i) the exact number of members and (ii) composition of Committee members.

Each of the Committee’s members will be appointed by the Board and must have been determined by the Board to be independent as defined in the NASDAQ Stock Market listing rules. The Committee will comply with all of the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market.

Unless the Chair of the Committee is elected by the Board, the members of the Committee shall designate a chair by the majority vote of the full Committee membership. The Committee may change the chair at any time.

Responsibilities and Authority

The Committee will:

1. Evaluate the composition, size, organization and governance of the Board and its committees; make recommendations to the Board concerning future requirements and the required experience and characteristics of future members; make recommendations to the Board about the appointment of directors to committees of the Board; and recommend the selection of chairs of these committees to the Board.

2. Review continuing and prospective directors and recommend to the Board which directors should be designated as independent.

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3. Review and recommend to the Board Section 16 officer determinations with respect to Curative Biotechnology’s executive officers.

4. Review and oversee CEO succession planning process, including any emergency succession plan, in the event of the death or disability of the CEO. The full Board of Directors is responsible for approving the Chairman of the Board and CEO (whether those positions are occupied by one or more individuals).

5. Develop, update as necessary and recommend to the Board, policies for considering director nominees for election to the Board.

6. Evaluate and recommend candidates for election to the Board consistent with criteria approved by the Board, including nominees recommended by stockholders.

7. Evaluate and recommend termination of service of individual members of the Board as appropriate, in accordance with the Board’s governance principles, for cause or for other proper reasons.

8. Evaluate and recommend termination of service of the CEO, in accordance with the Board’s governance principles, for cause or for other proper reasons.

9. Oversee risks and exposures associated with director and management succession planning, corporate governance, and overall board effectiveness. In order to facilitate this review, the Committee shall meet in executive session with key management personnel and representatives of outside advisors as required.

10. Review and reassess the adequacy of this charter at least once a year.

The Committee has the power to investigate any matter brought to its attention, with full access to all Curative Biotechnology books, records, facilities and employees. The Committee has the sole authority to select, retain and terminate consultants, legal counsel or other advisors, including director search firms, to advise the Committee, at the expense of Curative Biotechnology, and to approve the terms of any such engagement and the fees of any such consultants, legal counsel or advisors. In selecting a consultant or other advisor, the Committee will take into account factors that may be required by applicable law or listing standards or that it otherwise considers appropriate.

Meetings and Minutes

The Committee will meet at least once each year and will keep minutes of each meeting. The Committee decides when and where it will meet.

Unless the Board or this Charter provides otherwise, the Committee can make, alter or repeal rules for the conduct of its business. In the absence of these rules, the Committee will conduct its business in the same way the Board conducts its business.

Delegation of Authority

The Committee may form and delegate authority to subcommittees if the Committee feels this is appropriate.

Date of Adoption: August 26, 2021.

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